Exhibit 4.1

FOURTH AMENDMENT (this “Amendment”) dated as of August 18, 2011, to the RIGHTS AGREEMENT dated as of November 17, 2009, and amended on February 17, 2010, June 23, 2010 and October 29, 2010 (the “Rights Agreement”), between BARNES & NOBLE, INC., a Delaware corporation (the “Company”), and MELLON INVESTOR SERVICES LLC, a New Jersey limited liability company, as Rights Agent (the “Rights Agent”).

WHEREAS the Company may from time to time supplement or amend the Rights Agreement in accordance with the provisions of Section 26 thereof; and

WHEREAS the Company desires to amend certain provisions of the Rights Agreement as set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements set forth in the Rights Agreement and this Amendment, the parties hereto hereby agree as follows:

SECTION 1.  Amendment of Section 1.  Section 1 of the Rights Agreement is hereby amended by deleting the definition of “Acquiring Person” in its entirety and inserting the following in place thereof:

“Acquiring Person” shall mean any Person who or which, alone or together with all Affiliates and Associates of such Person, shall be the Beneficial Owner of a number of Common Shares (whether or not then issued and outstanding) in excess of 20% of the sum of (i) the number of Common Shares then outstanding and (ii) the number of Common Shares issuable upon conversion of any capital stock of the Company then outstanding that is at such time (x) convertible into Common Shares and (y) entitled to vote as a single class with the Common Shares on matters submitted to a vote of holders of Common Shares (excluding from clause (ii) any such shares required to be voted as provided in clause (e)(1) below other than any such shares beneficially owned by such Person) (such sum, the “Outstanding Common Shares”), but not including:

(a) the Company, any Subsidiary of the Company, any employee benefit or compensation plan of the Company or of any of its Subsidiaries or any Person organized, appointed or established by the Company and holding Common Shares for or pursuant to the terms of any such employee benefit or compensation plan;

(b) any such Person who or which, alone or together with all Affiliates and Associates of such Person, has become and is the Beneficial Owner of Common Shares in excess of 20% of the Outstanding Common Shares at the time solely as the result of (i) a change in the aggregate number of Outstanding Common Shares since the last date on which such Person acquired Beneficial Ownership of any Common Shares or (ii) the acquisition by such Person or one or more of its Affiliates or Associates of Beneficial Ownership of additional Common Shares if the Board determines that such acquisition was made in good faith without the knowledge by such Person or one or more of its Affiliates or Associates that such Person would thereby become an Acquiring Person, which determination of the Board shall be conclusive and binding on such Person, the Rights Agent, the holders of the Rights and all other Persons;

(c) subject to clause (B) below, any such Person who would, as of the Close of Business on the date hereof, be an “Acquiring Person” pursuant to the foregoing provisions of this definition (an “Excluded Person”), unless and until such Excluded Person shall acquire after the date hereof Beneficial Ownership of any additional Common Shares (other than any such ownership resulting from the exercise of any options or the vesting of any restricted shares, in each case, granted prior to the date hereof to such Excluded Person under any employee benefit or compensation plan of the Company or any of its Subsidiaries);

(d) subject to clause (C) below, any Person who is (i) an immediate family member of an Excluded Person and any trust for the benefit of (or the trustees of which include) such immediate family member or such Excluded Person, which Person or trust acquires Common Shares from such Excluded Person, (ii) an executor or trustee for the estate of an Excluded Person or of such immediate family member, which executor or trustee acquires Common Shares from such Excluded Person or family member (the shares acquired by any such family member, trust, executor or trustee as described in clause (d)(i) or (d)(ii), the “Specified Shares” and any Person so acquiring Specified Shares, a “Specified Person”) or (iii) an Affiliate or Associate of a Specified Person; provided that, with respect to any Specified Person and its Affiliates and Associates, this clause (d) shall only be applicable if:

(x) in the event the Specified Shares acquired by a Specified Person after the date of this Rights Agreement are in excess of 20% of the Outstanding Common Shares at the time, (1) within 90 days from such acquisition (or such earlier or later time as the Board may determine and so advise the Specified Person in writing), such Specified Person and/or any or all of its Affiliates and Associates take the necessary actions (if any) to reduce their aggregate Beneficial Ownership of Common Shares to an amount not more than the Specified Shares acquired by such Specified Person, (2) such Specified Person and its Affiliates and Associates vote (which shall include action by written consent for purposes of this definition), with respect to any matter submitted to a vote of the holders of Common Shares, any Common Shares then beneficially owned by any of them (other than such Specified Person’s Specified Shares) on a pro rata basis proportionate to all other votes of Common Shares and shares of capital stock voting as a single class with the Common Shares actually cast on the matter and (3) at all times following a Specified Person’s acquisition of Specified Shares, none of such Specified Person or any of its Affiliates and Associates acquire Beneficial Ownership of any additional Common Shares (other than any such ownership resulting from the exercise of any options or the vesting of any restricted shares, in each case, granted prior to the date hereof under any employee benefit or compensation plan of the Company or any of its Subsidiaries); and

(y) in the event the Specified Shares acquired by a Specified Person after the date of this Rights Agreement are not in excess of 20% of the Outstanding Common Shares at the time and, after giving effect to the acquisition of such Specified Shares, such Specified Person and its Affiliates and Associates then beneficially own collectively in excess of 20% of the Outstanding Common Shares at the time, (1) within 90 days from such acquisition (or such earlier or later time as the Board may determine and so advise the Specified Person in writing), such Specified Person and/or any or all of its Affiliates and Associates take the necessary actions to reduce their aggregate Beneficial Ownership of Common Shares to 20% or less of the Outstanding Common Shares at the time, (2) until such Beneficial Ownership is so reduced and solely with respect to the Common Shares beneficially owned by such Specified Person and its Affiliates and Associates in excess of 20% of the Outstanding Common Shares at the time, such Specified Person and its Affiliates and Associates vote, with respect to any matter submitted to a vote of the holders of Common Shares, all such excess Common Shares on a pro rata basis proportionate to all other votes of Common Shares and shares of capital stock voting as a single class with the Common Shares actually cast on the matter, (3) following its acquisition of Specified Shares and until they comply with the requirements of clause (y)(1) above, none of such Specified Person or any of its Affiliates or Associates acquire Beneficial Ownership of any additional Common Shares (other than any such ownership resulting from the exercise of any options or the vesting of any restricted shares, in each case, granted prior to the date hereof under any employee benefit or compensation plan of the Company or any of its Subsidiaries) and (4) at all times following their compliance with the requirements of clause (y)(1) above, such Specified Person and its Affiliates and Associates, taken together, do not become the Beneficial Owners of in excess of 20% of the Outstanding Common Shares at the time (other than any such ownership resulting from the exercise of any options or the vesting of any restricted shares, in each case, granted prior to the date hereof under any employee benefit or compensation plan of the Company or any of its Subsidiaries); and

(e) (i) any Person who or which is a Beneficial Owner of shares of Series J Preferred Stock, par value $.001 per share, of the Company (the “Series J Preferred Stock”), who or which, alone or together with all Affiliates and Associates of such Person has become and is the Beneficial Owner of Common Shares in excess of 20% of the Outstanding Common Shares at the time (a “Specified Series J Preferred Shareholder”) solely because of (x) an increase in the liquidation preference of the Series J Preferred Stock as a result of the addition of accrued and unpaid dividends thereto in accordance with the Certificate of Designations of the Series J Preferred Stock dated as of the date hereof (the “Series J Preferred Stock Certificate of Designations”) or (y) an increase in the number of Common Shares issuable upon conversion of the Series J Preferred Stock as a result of an adjustment for the occurrence of an event specified in the Series J Preferred Stock Certificate of Designations and (ii) any Person who or which has converted all Series J Preferred Stock of which it is the Beneficial Owner into Common Shares and who or which was at the time of such conversion a Specified Series J Preferred Shareholder , if, in each case, (1) such Person and its Affiliates and Associates vote, with respect to any matter submitted to a vote of holders of Common Shares and, if outstanding, Series J Preferred Stock, solely with respect to the Common Shares and shares of Series J Preferred Stock of which such Person or any of its Affiliates or Associates is the Beneficial Owner that are in excess of 20% of the Outstanding Common Shares at such time (treating for purposes of this calculation all Series J Preferred Stock of which such Person is the Beneficial Owner as if it had been converted into Common Shares), all such excess Common Shares and shares of Series J Preferred Stock on a pro rata basis proportionate to all other votes of Common Shares and shares of capital stock voting as a single class with the Common Shares actually cast on such matter in accordance with information regarding how such votes have actually been cast provided by the Company to such Person and (2) none of such Person or any of its Affiliates and Associates acquires Beneficial Ownership of any additional Common Shares, other than, in the case of clause (i) of this sentence, pursuant to a further increase in liquidation preference or the number of Common Shares issuable upon conversion of the Series J Preferred Stock in accordance with the Series J Preferred Stock Certificate of Designations.

(A) Notwithstanding clause (b)(ii) of the prior sentence, if any Person that is not an Acquiring Person due to such clause (b)(ii) does not reduce its percentage of Beneficial Ownership of Outstanding Common Shares at the time to 20% or less by the Close of Business on the tenth calendar day after notice from the Company (the date of notice being the first day) that such Person’s Beneficial Ownership of Common Shares would make it an Acquiring Person, such Person shall, at the end of such ten calendar day period, become an Acquiring Person (and such clause (b)(ii) shall no longer apply to such Person).

(B) Notwithstanding clause (c) of the second preceding sentence, an Excluded Person shall no longer be considered an Excluded Person for purposes of such clause (c) if such Excluded Person acquires any Common Shares upon the exercise after October 29, 2010 of any options granted prior to the date hereof under any employee benefit or compensation plan of the Company or any of its Subsidiaries (such shares, the “Option Shares”) and such Excluded Person does not (i) within 60 days from the acquisition of such Option Shares (or such earlier or later time as the Board may determine and so advise the Excluded Person in writing) take the necessary actions to reduce the number of Common Shares Beneficially Owned by it by an amount equal to the number of such Option Shares and (ii) vote, with respect to any matter submitted to a vote of the holders of Common Shares, any Option Shares then beneficially owned by it on a pro rata basis proportionate to all other votes of Common Shares and shares of capital stock voting as a single class with the Common Shares actually cast on the matter.

(C) Notwithstanding clause (d) of the third preceding sentence, a Specified Person shall no longer be considered a Specified Person for purposes of such clause (d) if such Specified Person or any of its Affiliates and Associates acquires any Common Shares upon the exercise after October 29, 2010 of any options granted prior to the date hereof under any employee benefit or compensation plan of the Company or any of its Subsidiaries (such shares, the “Specified Option Shares”) and such Specified Person and its Affiliates and Associates do not (i) within 60 days from the acquisition of such Specified Option Shares (or such earlier or later time as the Board may determine and so advise the Specified Person in writing) take the necessary actions to reduce the aggregate number of Common Shares Beneficially Owned by them by an amount equal to the number of such Specified Option Shares and (ii) vote, with respect to any matter submitted to a vote of the holders of Common Shares, any Specified Option Shares then beneficially owned by any of them on a pro rata basis proportionate to all other votes of Common Shares and shares of capital stock voting as a single class with the Common Shares actually cast on the matter.

(D) Any Specified Person subject to clause (x) of the proviso to clause (d) of the fourth preceding sentence shall, for so long as such Specified Person complies with the requirements of such clause (x), be considered an “Excluded Person” for purposes of clause (d) of such sentence (including for purposes of the definition of “Specified Shares” and “Specified Person”).  Any Excluded Person who transfers in excess of 20% of the Outstanding Common Shares at the time to a Specified Person shall, following such transfer, no longer be considered an Excluded Person for purposes of clause (c) of the fifth preceding sentence.

(E) Notwithstanding the foregoing, an Acquiring Person shall not include any Person who or which would, but for this sentence, become an Acquiring Person solely as the result of the acquisition by such Person or one or more of its Affiliates or Associates of Beneficial Ownership of additional Common Shares if such acquisition was made with the prior approval of the Board (which, for the avoidance of doubt, does not include any acquisition of a type described in clause (x) or (y) of clause (e)(i) above).

(F) Notwithstanding the foregoing, for purposes of calculating the Outstanding Common Shares with respect to a Beneficial Owner of Series J Preferred Stock, the number of Common Shares into which the Series J Preferred Stock shall be convertible shall be included therein regardless of whether at such time the Series J Preferred Stock is entitled to vote as a single class with the Common Shares.”

SECTION 3.  Full Force and Effect.  Except as expressly amended hereby, the Rights Agreement shall continue in full force and effect in accordance with the provisions thereof.

SECTION 4.  Governing Law.  This Amendment shall be deemed to be a contract made under the law of the State of Delaware and for all purposes shall be governed by and construed in accordance with the law of such State applicable to contracts to be made and performed entirely within such State; provided, however, that all provisions regarding the rights, duties and obligations of the Rights Agent shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made to be performed entirely within such State.

SECTION 5.  Counterparts; Effectiveness.  This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.  This Amendment shall be effective as of the date hereof.

SECTION 6.  Descriptive Headings.  Descriptive headings of the several Sections of this Amendment are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

SECTION 7.  Rights Agreement as Amended.  From and after the date hereof, any reference to the Rights Agreement shall mean the Rights Agreement as amended hereby.

SECTION 8.  Severability.  If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated; provided, however, that if the absence of such excluded provision shall, in the reasonable judgment of the Rights Agent, materially and adversely affect its rights, immunities, duties or obligations under the Rights Agreement, the Rights Agent shall be entitled to resign on the next business day.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

BARNES & NOBLE, INC.,

by	/s/ Eugene V. DeFelice
Name: Eugene V. DeFelice
Title: Vice President, General Counsel and Corporate Secretary

MELLON INVESTOR SERVICES LLC, as Rights Agent

by	/s/ Stephen Jones
Name: Stephen Jones
Title: Vice President

[Signature Page to Amendment No. 4 to Rights Agreement]